Exhibit 99.1

Legacy Housing Corporation Reports Third Quarter 2024 Financial Results

November 12, 2024

BEDFORD, Texas, - Legacy Housing Corporation (“Legacy” or the “Company,” NASDAQ: LEGH) today announced its financial results for the third quarter ended September 30, 2024.

Financial Highlights

▪	Net revenue for the third quarter of 2024 was $44.3 million, a decrease of 11.4% from the third quarter of 2023.

▪	Income from operations for the third quarter of 2024 was $15.3 million, a decrease of 19.4% from the third quarter of 2023.

▪	Net income for the third quarter of 2024 was $15.8 million, a decrease of 1.8% from the third quarter of 2023.

▪	Basic earnings per share for the third quarter of 2024 was $0.65, a decrease of 1.5% from the third quarter of 2023.

▪	Book value for the third quarter of 2024 was $479.3 million, an increase of 11.6% from the third quarter of 2023.

▪	Book value per share[1] for the third quarter of 2024 was $19.84, an increase of 12.7% from the third quarter of 2023.

Duncan Bates, President and Chief Executive Officer, stated: “Legacy hosted a record number of customers at our 2024 Fall Show in late September. We showcased updated interior and exterior finishes to match the preferences of younger homebuyers. The changes were very well received, and orders written at the show pushed our backlog into the first quarter of 2025. Our team continues to execute on strategic initiatives and believes the market for our products will continue to strengthen into 2025 as housing affordability hovers near all-time lows.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call Information

Management will host a conference call to discuss the results at 10:00 AM Central Time on Wednesday, November 13, 2024. To access the conference call, please pre-register using this link. Registrants will receive confirmation with dial-in details.

1 Book value per share is a non-GAAP financial measure, and we define book value per share as total stockholders’ equity divided by basic weighted-average common shares outstanding.

About Legacy Housing Corporation

Legacy builds, sells, and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores. The Company also sells directly to manufactured housing communities. Legacy is the fourth largest producer of manufactured homes in the United States as ranked by the number of homes manufactured based on information available from the Manufactured Housing Institute and the Institute for Building Technology and Safety. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 395 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $33,000 to $180,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Duncan Bates, (817) 799-4837

duncanbates@legacyhousingcorp.com

Media Inquiries:

Kira Hovancik, (817) 799-4905

pr@legacyhousingcorp.com